Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
February 20, 2014 at 1:05 PM PST		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Fourth Quarter and Fiscal Year 2013 Earnings
Achieves Record Sales and EPS for the Year

SEATTLE, Wash. (February 20, 2014) – Nordstrom, Inc. (NYSE: JWN) today reported fiscal 2013 earnings per diluted share of $3.71, which exceeded the Company’s full-year outlook of $3.65 to $3.70. The Company continued to make progress in executing its customer strategy through its investments to drive growth across channels, while maintaining disciplined execution around inventory and expenses.
Similar to many other retailers, the Company follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2012 (the "53rd week"). The 53rd week represented net sales of approximately $162 million and earnings per diluted share of approximately $0.04 for both the fourth quarter and fiscal year 2012. The 53rd week is not included in same-store sales calculations.
Earnings per diluted share for the fourth quarter ended February 1, 2014, were $1.37 compared with $1.40 for the same quarter last year. Fourth quarter net earnings were $268 million compared with $284 million for the same quarter last year. The Company’s fourth quarter sales performance reflected trends consistent with its experience throughout the year. Total Company same-store sales increased 2.6 percent, compared with last year’s increase of 6.3 percent. Total Company net sales of $3.6 billion were flat with the same period in fiscal 2012. Excluding the 53rd week, total company net sales increased 5.2 percent for the fourth quarter compared with the same period last year.
During the fourth quarter, the Company issued $665 million of 5.00% senior unsecured notes, due January 2044. The Company used $400 million of the proceeds to retire all senior unsecured notes due June 2014. The remaining debt was exchanged for $201 million of outstanding 7.00% senior notes, due January 2038, and to pay for the related premium. The net impact of these transactions is expected to reduce future borrowing costs. Earnings before taxes in the fourth quarter were reduced by non-recurring expenses of approximately $14 million, or earnings per diluted share of $0.04.
FOURTH QUARTER SUMMARY

•
Nordstrom same-store sales, which consist of the full-line and Direct businesses, increased 2.2 percent compared with last year’s same-store sales increase of 6.1 percent. Top-performing merchandise categories included Cosmetics, Accessories, and Men’s Shoes. Momentum continued in Women’s Apparel, outperforming the Nordstrom average for the quarter.

•	Full-line same-store sales decreased 3.3 percent compared with last year’s same-store sales increase of 2.2 percent. The Southwest and Southeast regions were the top-performing geographic areas.

•
Direct same-store sales increased 30 percent, building on last year’s increase of 31 percent, driven by expanded merchandise selection and ongoing technology investments to enhance the customer experience.

•
Nordstrom Rack net sales increased $71 million, or 10.2 percent, compared with the same period in fiscal 2012, reflecting 22 new stores during fiscal 2013. Nordstrom Rack same-store sales increased 3.6 percent on top of last year’s same-store sales increase of 7.1 percent.

•	HauteLook same-store sales increased by 30 percent.

•
Gross profit, as a percentage of net sales, decreased 55 basis points compared with the same period in fiscal 2012 primarily due to increased markdowns in response to heightened promotional activity during the holidays and higher occupancy costs related to Nordstrom Rack's accelerated store expansion.

•
Sales per square foot decreased 2.4 percent compared with the same period in fiscal 2012, but increased 2.2 percent when excluding last year’s 53rd week. Ending inventory per square foot increased 9.4 percent compared with the same period in fiscal 2012, outpacing the adjusted increase in sales per square foot. This was primarily attributable to the planned investment in pack and hold inventory at Nordstrom Rack, which represented 11 percent of total inventory at the end of fiscal 2013, compared with 9 percent in fiscal 2012. The increase also reflected planned inventory increases in full-line stores to fuel growth in well-performing merchandise categories. The Company believes its inventory level as of the end of the year is appropriate.

•
Selling, general and administrative expenses, as a percentage of net sales, decreased 30 basis points compared with the same period in fiscal 2012. This primarily was due to lower selling expenses, partially offset by $7 million of growth-related investments for the planned entry into Canada and for Nordstrom Rack's accelerated store expansion. For fiscal 2013, these expenses were $23 million, in-line with the Company’s annual guidance of $20 to $25 million.

•
In the Credit business, overall credit card performance continued to improve with delinquency and write-off rates at approximately a five-year low. Given this performance and the underlying economic trends, the reserve for bad debt was reduced by $5 million.

•
During the quarter, the Company repurchased 2.5 million shares of its common stock for $154 million. A total of $670 million remains under existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

FULL YEAR SUMMARY

•
Total Company net sales of $12.2 billion increased 3.4 percent compared with fiscal 2012. Excluding the 53rd week, total company net sales increased 4.9 percent compared with fiscal 2012. Total Company same-store sales increased 2.5 percent, on top of last year’s increase of 7.3 percent.

•
Nordstrom same-store sales increased 2.3 percent compared with last year’s same-store sales increase of 7.5 percent. Top-performing merchandise categories included Cosmetics, Men’s Shoes, and Women’s Apparel.

•	Full-line same-store sales decreased 2.1 percent compared with last year’s same-store sales increase of 3.9 percent. The Southwest and Southeast regions were the top-performing geographic areas.

•
Direct same-store sales increased 30 percent, on top of last year’s increase of 37 percent, driven by expanded merchandise selection and ongoing technology investments to enhance the customer experience. This represents Direct’s third consecutive year of achieving same-store sales growth of at least 30 percent.

•
Nordstrom Rack net sales increased $294 million, or 12.0 percent, compared with the same period in fiscal 2012, reflecting 22 new stores during fiscal 2013. Nordstrom Rack same-store sales increased 2.7 percent on top of last year’s same-store sales increase of 7.4 percent.

•	HauteLook same-store sales increased by 27 percent.

•
The Nordstrom Rewards loyalty program continued to play an important role in reaching new customers and strengthening existing customer relationships. For the second consecutive year, the Company opened over one million new accounts. With 3.8 million active members, sales from members for fiscal 2013 represented 38 percent of sales, increasing from 36 percent in fiscal 2012.

•
Return on invested capital ("ROIC") for the 12 months ended February 1, 2014 was 13.6 percent compared with 13.9 percent in the prior 12-month period. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

CAPITAL INVESTMENT AND EXPANSION UPDATE
In fiscal 2014, the Company’s capital expenditures, net of property incentives, are expected to total between $840 and $880 million, compared with $714 million in fiscal 2013. The majority of the increase represents investments to fuel online and Nordstrom Rack growth in addition to the planned entry into Canada.

Nordstrom has announced plans to open the following stores in fiscal 2014:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Full-line Stores
The Woodlands, Texas	The Woodlands Mall	138	September 5
Calgary, Alberta, Canada	Chinook Centre	140	September 19
Jacksonville, Florida	St. Johns Town Center	124	October 3

Nordstrom Rack
Palm Desert, California	One Eleven Towne Center	34	March 6
San Francisco, California	901 Market Street	45	March 6
Chicago, Illinois	Collection Anex	40	April 3
Riverside, California	Riverside Plaza	45	April 3
Skokie, Illinois	Shops at Orchard Place	36	April 3
Tulsa, Oklahoma	Woodland Plaza	33	April 3
Wauwatosa, Wisconsin	Mayfair Collection	36	April 3
Brooklyn, New York	505 Fulton Street	41	May 1
Columbus, Ohio	Sun Center	38	May 1
Houston, Texas	Village Plaza at Bunker Hill	30	May 1
Manhasset, New York	Manhasset Center	32	May 1
Chicago, Illinois	The Maxwell	37	September 10
Dayton, Ohio	The Greene	35	September 10
Houston, Texas	Willowbrook Mall	38	September 10
Queens, New York	The Shops at Skyview	39	September 10
Brentwood, Tennessee	Brentwood Place Shopping Center	36	October 9
Brooklyn, New York	Gateway Center	33	October 9
Greenville, South Carolina	Magnolia Park	32	October 9
Livingston, New Jersey	Livingston Center	32	October 9
Madison, Wisconsin	West Towne Crossing	31	October 9
Tempe, Arizona	Tempe Marketplace	35	October 9
West Palm Beach, Florida	Palm Beach Outlets	35	October 9
Brandon, Florida	Lake Brandon Plaza	33	October 30
Columbia, South Carolina	Harbison Court	34	October 30
Des Moines, Iowa	Plaza at Jordan Creek	35	October 30
Philadelphia, Pennsylvania	1700 Chestnut Street	39	October 30
Summerlin, Nevada	The Shops at Summerlin	36	October 30

Number of stores	February 1, 2014	February 2, 2013
Nordstrom	117	117
Nordstrom Rack and other	143	123
Total	260	240

Gross square footage	26,017,000	25,290,000

FISCAL YEAR 2014 OUTLOOK
In 2014, Nordstrom plans to continue to invest and build upon its foundation for achieving sustainable growth in sales, earnings and ROIC. The Company expects its planned entry into Canada to continue to be dilutive to earnings, primarily due to ongoing infrastructure investments and pre-opening costs. The estimated loss before interest and taxes for Canada is expected to be approximately $35 million in fiscal 2014, compared with a loss before interest and taxes of $14 million in fiscal 2013. This outlook also incorporates Nordstrom Rack's accelerated store expansion and increased technology investments to improve service and experience across all channels. These investments are expected to increase depreciation and rent expense in fiscal 2014. Depreciation and amortization expense of approximately $514 million is expected in fiscal 2014, an increase of 13 percent from $454 million in fiscal 2013. Rent expense of approximately $147 million is expected in fiscal 2014, an increase of 17 percent from $125 million in fiscal 2013.
The Company's expectations for fiscal 2014 are as follows:

Total sales	5.5 to 7.5 percent increase
Same-store sales	2 to 4 percent increase
Credit card revenues	$0 to $5 million increase
Gross profit (%)	10 to 30 basis point decrease
Selling, general and administrative expenses (%)	10 to 30 basis point increase
Interest expense, net	Approximately $25 million decrease
Effective tax rate	39.0 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.75 to $3.90
Diluted shares outstanding	Approximately 196 million
For the first quarter of fiscal 2014, the Company expects earnings per diluted share of $0.60 to $0.70, compared with $0.73 in the same period last year. This includes a total sales increase in the first quarter of 3.5 to 5.5 percent, which is below the Company’s full year outlook of a 5.5 to 7.5 percent increase. The full year outlook contemplates the following timing considerations:

•
Annualization of higher infrastructure investments in the first half of the year related to the Canada expansion in addition to pre-opening costs related to the initial store opening planned in the third quarter

•	Two new full-line stores planned in the third quarter
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss fourth quarter 2013 results and 2014 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-3032 until the close of business on February 27, 2014.

ABOUT NORDSTROM
Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 260 stores in 35 states, including 117 full-line stores, 140 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com and in the online private sale marketplace, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 31, 2015, anticipated annual same-store sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our growth strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies, and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 2, 2013, our Form 10-Q for the fiscal quarters ended May 4, 2013, August 3, 2013 and November 2, 2013, and our Form 10-K for the fiscal year ended February 1, 2014, to be filed with the SEC on or about March 17, 2014, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales	$3,614	$3,596	$12,166	$11,762
Credit card revenues	97	102	374	372
Total revenues	3,711	3,698	12,540	12,134
Cost of sales and related buying and occupancy costs	(2,269)	(2,239)	(7,737)	(7,432)
Selling, general and administrative expenses	(955)	(961)	(3,453)	(3,357)
Earnings before interest and income taxes	487	498	1,350	1,345
Interest expense, net	(50)	(42)	(161)	(160)
Earnings before income taxes	437	456	1,189	1,185
Income tax expense	(169)	(172)	(455)	(450)
Net earnings	$268	$284	$734	$735

Earnings per share:
Basic	$1.39	$1.43	$3.77	$3.62
Diluted	$1.37	$1.40	$3.71	$3.56

Weighted-average shares outstanding:
Basic	192.7	198.9	194.5	203.0
Diluted	195.8	202.4	197.7	206.7

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	February 1, 2014	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$1,194	$1,285
Accounts receivable, net	2,177	2,129
Merchandise inventories	1,531	1,360
Current deferred tax assets, net	239	227
Prepaid expenses and other	87	80
Total current assets	5,228	5,081

Land, buildings and equipment (net of accumulated depreciation of $4,395 and $4,064)	2,949	2,579
Goodwill	175	175
Other assets	222	254
Total assets	$8,574	$8,089

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,263	$1,011
Accrued salaries, wages and related benefits	395	404
Other current liabilities	876	804
Current portion of long-term debt	7	7
Total current liabilities	2,541	2,226

Long-term debt, net	3,106	3,124
Deferred property incentives, net	498	485
Other liabilities	349	341

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 191.2 and 197.0 shares issued and outstanding	1,827	1,645
Retained earnings	292	315
Accumulated other comprehensive loss	(39)	(47)
Total shareholders' equity	2,080	1,913
Total liabilities and shareholders' equity	$8,574	$8,089

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	February 1, 2014	February 2, 2013
Operating Activities
Net earnings	$734	$735
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	454	429
Amortization of deferred property incentives and other, net	(58)	(63)
Deferred income taxes, net	12	22
Stock-based compensation expense	58	53
Tax benefit from stock-based compensation	21	23
Excess tax benefit from stock-based compensation	(23)	(24)
Provision for bad debt expense	52	42
Change in operating assets and liabilities:
Accounts receivable	(93)	(99)
Merchandise inventories	(157)	(170)
Prepaid expenses and other assets	(6)	5
Accounts payable	167	48
Accrued salaries, wages and related benefits	(12)	13
Other current liabilities	60	36
Deferred property incentives	89	58
Other liabilities	22	2
Net cash provided by operating activities	1,320	1,110

Investing Activities
Capital expenditures	(803)	(513)
Change in restricted cash	—	200
Change in credit card receivables originated at third parties	(6)	(42)
Other, net	(13)	(14)
Net cash used in investing activities	(822)	(369)

Financing Activities
Proceeds from long-term borrowings, net of discounts	399	—
Principal payments on long-term borrowings	(407)	(506)
Increase in cash book overdrafts	47	5
Cash dividends paid	(234)	(220)
Payments for repurchase of common stock	(515)	(725)
Proceeds from issuances under stock compensation plans	103	91
Excess tax benefit from stock-based compensation	23	24
Other, net	(5)	(2)
Net cash used in financing activities	(589)	(1,333)

Net decrease in cash and cash equivalents	(91)	(592)
Cash and cash equivalents at beginning of year	1,285	1,877
Cash and cash equivalents at end of year	$1,194	$1,285

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, and our Jeffrey stores. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and year ended February 1, 2014 compared with the quarter and year ended February 2, 2013:

	Quarter Ended
	February 1, 2014		February 2, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,614	100.0%	$3,596	100.0%
Cost of sales and related buying and occupancy costs	(2,268)	(62.8%)	(2,237)	(62.2%)
Gross profit	1,346	37.2%	1,359	37.8%
Selling, general and administrative expenses	(918)	(25.4%)	(917)	(25.5%)
Earnings before interest and income taxes	428	11.8%	442	12.3%
Interest expense, net	(44)	(1.2%)	(35)	(1.0%)
Earnings before income taxes	$384	10.6%	$407	11.3%

	Year Ended
	February 1, 2014		February 2, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$12,166	100.0%	$11,762	100.0%
Cost of sales and related buying and occupancy costs	(7,732)	(63.6%)	(7,427)	(63.1%)
Gross profit	4,434	36.4%	4,335	36.9%
Selling, general and administrative expenses	(3,272)	(26.9%)	(3,172)	(27.0%)
Earnings before interest and income taxes	1,162	9.6%	1,163	9.9%
Interest expense, net	(137)	(1.1%)	(134)	(1.1%)
Earnings before income taxes	$1,025	8.4%	$1,029	8.7%
1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and year ended February 1, 2014 compared with the quarter and year ended February 2, 2013:

	Quarter Ended		Year Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Credit card revenues	$97	$102	$374	$372
Credit expenses	(38)	(46)	(186)	(190)
Earnings before interest and income taxes	59	56	188	182
Interest expense	(6)	(7)	(24)	(26)
Earnings before income taxes	$53	$49	$164	$156

	Quarter Ended		Year Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Allowance at beginning of period	$85	$95	$85	$115
Bad debt provision	8	4	52	42
Write-offs	(19)	(21)	(80)	(97)
Recoveries	6	7	23	25
Allowance at end of period	$80	$85	$80	$85

Annualized net write-offs as a percentage of average credit card receivables	2.4%	2.7%	2.7%	3.5%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	2.9%	3.3%	3.2%	4.1%

			February 1, 2014	February 2, 2013
30 days or more delinquent as a percentage of ending credit card receivables			1.8%	1.9%
Allowance as a percentage of ending credit card receivables			3.7%	4.0%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive measures. For the 12 fiscal months ended February 1, 2014, ROIC decreased to 13.6% compared with 13.9% for the 12 fiscal months ended February 2, 2013.
ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	February 1, 2014	February 2, 2013
Net earnings	$734	$735
Add: income tax expense	455	450
Add: interest expense	162	162
Earnings before interest and income tax expense	1,351	1,347

Add: rent expense	125	105
Less: estimated depreciation on capitalized operating leases[1]	(67)	(56)
Net operating profit	1,409	1,396

Estimated income tax expense[2]	(539)	(530)
Net operating profit after tax	$870	$866

Average total assets[3]	$8,398	$8,274
Less: average non-interest-bearing current liabilities[4]	(2,430)	(2,262)
Less: average deferred property incentives[3]	(489)	(494)
Add: average estimated asset base of capitalized operating leases[5]	929	724
Average invested capital	$6,408	$6,242

Return on assets	8.7%	8.9%
ROIC	13.6%	13.9%
1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended February 1, 2014 and February 2, 2013.
3Based upon the trailing 12-month average.
4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain our current investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and cost of capital. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of February 1, 2014 and February 2, 2013, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2013[1]	2012[1]
Debt	$3,113	$3,131
Add: estimated capitalized operating lease liability[2]	999	843
Less: fair value hedge adjustment included in long-term debt	(48)	(60)
Adjusted Debt	$4,064	$3,914

Net earnings	$734	$735
Add: income tax expense	455	450
Add: interest expense, net	161	160
Earnings before interest and income taxes	1,350	1,345

Add: depreciation and amortization expenses	454	429
Add: rent expense	125	105
Add: non-cash acquisition-related charges	8	10
EBITDAR	$1,937	$1,889

Debt to Net Earnings	4.2	4.3
Adjusted Debt to EBITDAR	2.1	2.1
1The components of Adjusted Debt are as of February 1, 2014 and February 2, 2013, while the components of EBITDAR are for the 12 months ended February 1, 2014 and February 2, 2013.
2Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the year ended February 1, 2014, Free Cash Flow decreased to $324 compared with $340 for the year ended February 2, 2013, primarily due to an increase in capital expenditures.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 1, 2014	February 2, 2013
Net cash provided by operating activities	$1,320	$1,110
Less: capital expenditures	(803)	(513)
Less: cash dividends paid	(234)	(220)
Less: change in credit card receivables originated at third parties	(6)	(42)
Add: change in cash book overdrafts	47	5
Free Cash Flow	$324	$340

Net cash used in investing activities	$(822)	$(369)
Net cash used in financing activities	$(589)	$(1,333)